Exhibit 99.2
Commercial Metals Company Increases Cash Dividend by 50%
     Irving, TX — December 18, 2006 — As announced November 7, 2006, the board of directors of Commercial Metals Company (NYSE: CMC) has approved an increase in the regular quarterly cash dividend from 6 to 9 cents per share, an increase of 50%. This new rate is effective with the regular quarterly cash dividend which has been declared and is to be paid January 25, 2007 to shareholders of record January 5, 2007. This is the 169th consecutive quarterly cash dividend paid by Commercial Metals Company.
     CMC President and Chief Executive Officer Murray R. McClean said, “With this action, CMC has tripled its cash dividend payment in less than a year after adjustment for our May 2006 two-for-one stock split and the April and July 2006 dividend rate increases. We continue our aggressive focus on increasing stockholder value.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2007-08